Exhibit (i)

Legal Opinion

Exhibit No. 28(i)

Dorsey & Whitney LLP

Sit Mutual Funds, Inc.

3300 IDS Center

80 S. 8th Street

Minneapolis, MN 55402

Dear Sir/Madam:

Reference is made to Post-Effective Amendment Number 48 to the Registration Statement on Form N-1A (file No. 33-42101) which you will file with the Securities and Exchange Commission pursuant to the Securities Act of 1933 for the purpose of the registration for sale by Sit Mutual Funds, Inc. (the “Company”) of an indefinite number of common shares of Sit Small Cap Dividend Growth Fund, a series of the Company (the “Fund”).

We are familiar with the proceedings to date with respect to the proposed sale by the Company and the Fund, and have examined such records, documents and matters of law and have satisfied ourselves as to such matters of fact as we consider relevant for the purposes of this opinion.

We are of the opinion that:

(a)	the Company is a legally organized corporation under Minnesota law; and

(b)	the common shares to be sold by the Fund will be legally issued, fully paid and nonassessable when issued and sold upon the terms and in the manner set forth in said Registration Statement.

We consent to the reference to this firm under the caption “Custodian; Transfer Agent; Counsel; Accountants” in the Statement of Additional Information, and to the use of this opinion as an exhibit to the Registration Statement.

Dated: March 23, 2015

Very truly yours,

/s/ Dorsey & Whitney LLP

Dorsey & Whitney LLP

MJR

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